Exhibit 99.1

e.l.f. Beauty Announces First Quarter Fiscal 2027 Results
– Delivered 36% Net Sales Growth –
– Raises Fiscal 2027 Outlook –
OAKLAND, California; August 5, 2026 — e.l.f. Beauty (NYSE: ELF) today announced results for the three months ended June 30, 2026.
“I’m proud of the e.l.f. Beauty team for achieving another quarter of industry-leading results,” said Tarang Amin, e.l.f. Beauty’s Chairman and Chief Executive Officer. “In Q1, we delivered 36% net sales growth, marking our 30th consecutive quarter – over seven continuous years – of net sales growth. This consistent, category-leading growth is a testament to the strength of our team, strategy, and portfolio of brands. With the momentum we’re seeing, we’re raising our fiscal 2027 outlook to 18 to 20 percent net sales growth from 12 to 14 percent previously.”

Three Months Ended June 30, 2026 Results
For the three months ended June 30, 2026, compared to the three months ended June 30, 2025:
•Net sales increased 36% to $479.4 million, driven by strong performance in both our retailer and e-commerce channels, in the US and internationally.
•Gross margin increased approximately 1,400 basis points to 83%, including approximately 1,050 basis points benefit from IEEPA tariff refunds, with the remaining increase primarily driven by benefits from pricing and lower year-over-year tariff rates.
•Selling, general and administrative (“SG&A”) expenses increased $84.5 million to $280.3 million. Adjusted SG&A (SG&A excluding the items identified in the reconciliation table below) increased $83.4 million to $260.7 million. The increase in SG&A is primarily related to increases in marketing, merchandising and distribution costs, compensation and benefits, and depreciation and amortization.
•Change in fair value of contingent consideration related to the acquisition of rhode (the “rhode Acquisition”). The Company recorded a fair value adjustment of $16.1 million for the three months ended June 30, 2026, driven by the outperformance of rhode's revenue results relative to the earnout thresholds set forth in the merger agreement entered into in connection with the rhode Acquisition.
•Other (expense) income, net changed by $5.4 million year over year from $5.0 million in income to $0.3 million of expense, primarily driven by a decrease in foreign currency gains for the period attributable to currency rate fluctuation.
•Net income was $66.6 million on a GAAP basis. Adjusted net income (net income excluding the items identified in the reconciliation table below) was $104.6 million.
•Diluted earnings per share was $1.12 per share on a GAAP basis. Adjusted diluted earnings per share (diluted earnings per share calculated with adjusted net income excluding the items identified in the reconciliation table below) were $1.75.
•Adjusted EBITDA (EBITDA excluding the items identified in the reconciliation table below) was $168.2 million, or 35% of net sales, up 93% year over year.
Liquidity
As of June 30, 2026, the Company had $344.2 million in cash and cash equivalents, and $834.2 million of total debt, as compared to $170.0 million in cash and cash equivalents and $256.7 million of total debt outstanding as of June 30, 2025.

Updated Fiscal 2027 Outlook

The Company is providing the following updated outlook for fiscal 2027. The updated outlook for fiscal 2027 reflects an expected 18-20% year-over-year increase in net sales, as compared to an expected 12-14% increase previously.

	Previous Fiscal 2027 Outlook	Updated Fiscal 2027 Outlook
Net sales	$1,835-1,865 million	$1,938-1,968 million
Adjusted EBITDA	$379-385 million	$401-407 million
Adjusted effective tax rate	25-26%	25-26%
Adjusted net income	$198-201 million	$212-215 million
Adjusted diluted earnings per share	$3.27-3.32	$3.50-3.55
Weighted average diluted shares outstanding	60.5 million	60.5 million
Webcast Details
The Company will hold a webcast to discuss the results from its first quarter fiscal 2027 today, August 5, 2026, at 4:30 p.m. Eastern Time. The webcast will be broadcast live at https://investor.elfbeauty.com/stock-and-financial/events-and-presentations. For those unable to listen to the live broadcast, an archived version will be available at the same location.

About e.l.f. Beauty
e.l.f. Beauty (NYSE: ELF) is a different kind of company that disrupts norms, shapes culture and connects communities, through positivity, inclusivity and accessibility. The mission is clear: to make the best of beauty accessible to every eye, lip and face. e.l.f. Beauty and its brands, e.l.f. Cosmetics, e.l.f. SKIN, e.l.f. Hair, rhode, Naturium and Well People, are led by purpose and driven by results. e.l.f. Beauty offers e.l.f. clean and vegan products, all double-certified by PETA and Leaping Bunny as cruelty free, and proudly stands as the first beauty company with Fair Trade Certified™ facilities. With a kind heart at the center of e.l.f.’s ethos, the company donates 2% of net profits to organizations that make positive impacts.
Learn more at https://www.elfbeauty.com/

Note Regarding non-GAAP Financial Measures

This press release includes references to non-GAAP measures, including adjusted EBITDA, adjusted SG&A, adjusted net income and adjusted diluted earnings per share. The Company presents these non-GAAP measures because its management uses them as supplemental measures in assessing its operating performance, and believes they are helpful to investors, securities analysts and other interested parties in evaluating the Company’s performance. The non-GAAP measures included in this press release are not measurements of financial performance under GAAP and they should not be considered as alternatives to or substitutes for measures of performance derived in accordance with GAAP. In addition, these non-GAAP measures should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. These non-GAAP measures have limitations as analytical tools, and you should not consider such measures either in isolation or as substitutes for analyzing the Company’s results as reported under GAAP. The Company’s definitions and calculations of these non-GAAP measures are not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation.
Adjusted EBITDA excludes expense or income related to stock-based compensation, change in fair value of contingent consideration and other non-cash and non-recurring items. Such other non-cash or non-recurring items include amortization of internal-use software costs related to cloud applications, acquisition related costs and ERP implementation costs.
Adjusted SG&A excludes expense related to stock-based compensation and other non-recurring items. Such other non-recurring items include other non-recurring ERP implementation costs and acquisition related costs.
Adjusted effective tax rate is the tax rate when excluding the pre-tax impact of expense or income related to stock-based compensation, other non-cash and non-recurring items, amortization of acquired intangible assets, as well as the related tax impact for these items, calculated utilizing the statutory rate for where the impact was incurred.
Adjusted net income excludes expense related to stock-based compensation, change in fair value of contingent consideration, other non-recurring items, amortization of acquired intangible assets and the tax impact of the foregoing adjustments. Such other non-recurring items include other non-recurring ERP implementation costs and acquisition related costs.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including those statements relating to the Company’s outlook for Fiscal 2027 under “Updated Fiscal 2027 Outlook” above and those statements that with the momentum we’re seeing, we’re raising our fiscal 2027 outlook to 18 to 20 percent net sales growth from 12 to 14 percent previously. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, actual results and the timing of selected events may differ materially from those expectations. Factors that could cause actual results to differ materially from those in the forward looking statements include, among other things, the risks and uncertainties that are described in the Company's most recent Annual Report on Form 10-K, as updated from time to time in the Company's SEC filings, as well as the Company’s ability to effectively compete with other beauty companies; the Company’s ability to successfully introduce new products; the Company’s ability to attract new retail customers and/or expand business with its existing retail customers; the Company’s ability to optimize shelf space at its key retail customers; the loss of any of the Company’s key retail customers or if the general business performance of its key retail customers declines; disruptions to the Company’s business resulting from acquisitions or investments, such as the Company’s acquisition of rhode; and the Company’s ability to effectively manage its SG&A and other expenses. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. These forward-looking statements speak only as of the date hereof. Except as required by law, the Company assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

Investors:	Media:
KC Katten	Sam Critchell
VP, Corporate Development & Investor Relations kkatten@elfbeauty.com	VP, Corporate Communications scritchell@elfbeauty.com

e.l.f. Beauty, Inc. and subsidiaries
Condensed consolidated statements of operations
(unaudited)
(in thousands, except share and per share data)

	Three months ended June 30,
	2026	2025
Net sales	$479,373	$353,739
Cost of sales	80,533	109,198
Gross profit	398,840	244,541
Selling, general and administrative expenses	280,319	195,832
Change in fair value of contingent consideration	16,080	—
Operating income	102,441	48,709
Other (expense) income, net	(331)	5,037
Interest expense, net	(7,808)	(2,632)
Income before provision for income taxes	94,302	51,114
Income tax provision	(27,703)	(17,803)
Net income	$66,599	$33,311

Net income per share:
Basic	$1.13	$0.59
Diluted	$1.12	$0.58
Weighted average shares outstanding:
Basic	59,144,587	56,328,483
Diluted	59,727,575	57,675,035

e.l.f. Beauty, Inc. and subsidiaries
Condensed consolidated balance sheets
(unaudited)
(in thousands, except share and per share data)

	June 30, 2026	March 31, 2026	June 30, 2025
Assets
Current assets:
Cash and cash equivalents	$344,241	$289,685	$170,029
Accounts receivable, net	174,529	174,644	173,352
Inventory, net	246,814	220,246	170,379
Prepaid expenses and other current assets	94,257	104,792	88,766
Total current assets	859,841	789,367	602,526
Property and equipment, net	39,692	41,496	39,182
Intangible assets, net	541,976	553,110	203,348
Goodwill	853,475	853,475	340,582
Other assets	165,665	156,710	129,258
Total assets	$2,460,649	$2,394,158	$1,314,896

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$30,000	$30,000	$—
Current portion of contingent consideration	28,240	26,227	—
Accounts payable	95,918	97,467	74,603
Accrued expenses and other current liabilities	183,498	182,470	110,136
Total current liabilities	337,656	336,164	184,739
Long-term debt	801,996	809,348	256,676
Long-term contingent consideration	52,589	38,522	—
Deferred tax liabilities	6,208	6,197	17,009
Long-term operating lease obligations	89,659	69,928	50,351
Other long-term liabilities	3,651	3,469	1,269
Total liabilities	1,291,759	1,263,628	510,044

Stockholders' equity:
Common stock, par value of $0.01 per share; 250,000,000 shares authorized as of June 30, 2026, March 31, 2026 and June 30, 2025; 58,936,996, 59,089,708 and 56,734,903 shares issued and outstanding as of June 30, 2026, March 31, 2026 and June 30, 2025, respectively	589	590	566
Additional paid-in capital	1,256,706	1,284,987	952,015
Accumulated other comprehensive income	925	882	1,207
Accumulated deficit	(89,330)	(155,929)	(148,936)
Total stockholders' equity	1,168,890	1,130,530	804,852
Total liabilities and stockholders' equity	$2,460,649	$2,394,158	$1,314,896

e.l.f. Beauty, Inc. and subsidiaries
Condensed consolidated statements of cash flows
(unaudited)
(in thousands)

	Three months ended June 30,
	2026	2025
Cash flows from operating activities:
Net income	$66,599	$33,311
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,101	13,192
Non-cash lease expense	3,196	2,843
Stock-based compensation expense	19,677	9,868
Amortization of debt issuance costs and discount on debt	473	134
Deferred income taxes	1,782	14,216
Change in fair value of contingent consideration	16,080	—
Other, net	2	911
Changes in operating assets and liabilities:
Accounts receivable	198	(46,170)
Inventory	(26,524)	18,684
Prepaid expenses and other assets	8,202	(16,332)
Accounts payable and accrued expenses	(2,429)	(1,542)
Other liabilities	(1,692)	(1,882)
Net cash provided by operating activities	111,665	27,233

Cash flows from investing activities:
Purchase of property and equipment	(1,431)	(7,095)
Other, net	(240)	(464)
Net cash used in investing activities	(1,671)	(7,559)

Cash flows from financing activities:
Repayment of long-term debt	(7,500)	—
Repurchase of common stock	(49,982)	—
Cash received from issuance of common stock	2,022	121
Net cash (used in) provided by financing activities	(55,460)	121

Effect of exchange rate changes on cash and cash equivalents	22	1,542

Net increase in cash and cash equivalents	54,556	21,337
Cash and cash equivalents - beginning of period	289,685	148,692
Cash and cash equivalents - end of period	$344,241	$170,029

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP net income to non-GAAP adjusted EBITDA
(unaudited)
(in thousands)

	Three months ended June 30,
	2026	2025
Net income	$66,599	$33,311
Interest expense, net	7,808	2,632
Income tax provision	27,703	17,803
Depreciation and amortization	26,101	13,192
EBITDA	$128,211	$66,938
Stock-based compensation	19,677	9,868
Change in fair value of contingent consideration (a)	16,080	—
Other non-cash and non-recurring items (b)	4,232	10,257
Adjusted EBITDA	$168,200	$87,063

(a) Represents increase in fair value of contingent consideration related to rhode Acquisition.
(b) Represents other non-cash or non-recurring items, which include amortization of internal-use software costs related to cloud applications, acquisition related costs and ERP implementation costs.

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP SG&A to non-GAAP adjusted SG&A
(unaudited)
(in thousands)

	Three months ended June 30,
	2026	2025
Selling, general and administrative expenses	$280,319	$195,832
Stock-based compensation	(19,678)	(9,879)
Other non-recurring items (a)	23	(8,643)
Adjusted selling, general and administrative expenses	$260,664	$177,310

(a) Represents other non-recurring ERP implementation costs and acquisition related costs.

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP net income to non-GAAP adjusted net income
(unaudited)
(in thousands, except share and per share data)

	Three months ended June 30,
	2026	2025
Net income	$66,599	$33,311
Stock-based compensation	19,677	9,868
Change in fair value of contingent consideration (a)	16,080	—
Other non-recurring items (b)	(142)	8,643
Amortization of acquired intangible assets (c)	11,133	4,349
Tax Impact (d)	(8,792)	(4,846)
Adjusted net income	$104,555	$51,325

Weighted average number of shares outstanding – diluted	59,727,575	57,675,035
Adjusted diluted earnings per share	$1.75	$0.89

(a) Represents increase in fair value of contingent consideration related to rhode Acquisition.
(b) Represents other non-recurring ERP implementation costs and acquisition related costs.
(c) Represents amortization expense of acquired intangible assets consisting of customer relationships and trademarks.
(d) Represents the tax impact of the above adjustments.